Exhibit 2.1

FORM OF
SEPARATION AND DISTRIBUTION AGREEMENT
by and between
HAWAIIAN ELECTRIC INDUSTRIES, INC.
and
ASB HAWAII, INC.

Dated as of [•], 2016

	TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	2
Section 1.2	Interpretation	12
Section 1.3	Tax Matters	13
Section 1.4	Employee Matters	13

	ARTICLE II

	THE SEPARATION

Section 2.1	Transfers of Assets and Assumptions of Liabilities	13
Section 2.2	Termination of Intercompany Agreements	18
Section 2.3	Settlement of Intercompany Accounts	18
Section 2.4	Replacement of Guarantees	18

	ARTICLE III

	CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1	SEC and Other Securities Filing	19
Section 3.2	NYSE Listing Application	20
Section 3.3	Governmental Approvals and Consents; Satisfaction of Conditions	20
Section 3.4	Ancillary Agreements	20
Section 3.5	Governance Matters	20

	ARTICLE IV

	THE DISTRIBUTION

Section 4.1	Delivery to Distribution Agent	21
Section 4.2	Mechanics of the Distribution	21
Section 4.3	Fractional Shares	21
Section 4.4	Unclaimed Stock or Cash	22

	ARTICLE V

	CONDITIONS

Section 5.1	Conditions Precedent to Consummation of the Transactions	22
Section 5.2	Right Not to Close	23

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SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [•], 2016, is entered into by and between Hawaiian Electric Industries, Inc., a Hawaii corporation (“HEI”), and ASB Hawaii, Inc., a Hawaii corporation and a direct, wholly owned subsidiary of HEI (“ASB Hawaii”). HEI and ASB Hawaii are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”
RECITALS
WHEREAS, HEI, acting through its direct and indirect subsidiaries, currently owns and conducts the Utility Businesses and the Bank Businesses (each as defined below);
WHEREAS, HEI has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 3, 2014, by and among NextEra Energy, Inc., a Florida corporation (“NextEra”), NEE Acquisition Sub I, LLC, a Delaware limited liability company, NEE Acquisition Sub II, Inc., a Delaware corporation, and HEI, pursuant to which NextEra will acquire HEI and the Utility Businesses;
WHEREAS, as contemplated by the Merger Agreement, pursuant to the terms and conditions of this Agreement and the Ancillary Agreements (as defined below), the Parties intend to effect the separation of the Bank Businesses from HEI and the Utility Businesses and the distribution (the “Distribution”) to the holders of outstanding shares of common stock, without par value, of HEI (“HEI Common Stock”) of all of the issued and outstanding shares of common stock, without par value, of ASB Hawaii (“ASB Hawaii Common Stock”), such that following the consummation of such transactions, (a) HEI will own and conduct only the Utility Businesses and (b) ASB Hawaii will own and conduct the Bank Businesses as an independent publicly traded company;
WHEREAS, the Board of Directors of HEI has determined that the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements are advisable and in the best interests of HEI and its shareholders; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Distribution shall be tax-free to HEI’s shareholders under Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:
“Action” means any suit, action, claim, arbitration, mediation, conciliation, audit, review or investigation, charge or other proceeding, whether at Law or in equity, before any Governmental Authority, arbitrator or mediator.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. It is expressly agreed that, from and after the Distribution Time and for purposes of this Agreement and the Ancillary Agreements, no member of the Bank Group shall be deemed to be an Affiliate of any member of the Utility Group, and no member of the Utility Group shall be deemed to be an Affiliate of any member of the Bank Group.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Agreement Dispute” has the meaning set forth in Section 10.2(a).
“Ancillary Agreements” has the meaning set forth in Section 3.4.
“Appointed Representative” has the meaning set forth in Section 10.1.
“Appropriate Member of the Bank Group” has the meaning set forth in Section 9.2.
“Appropriate Member of the Utility Group” has the meaning set forth in Section 9.3.
“ASB” means American Savings Bank, F.S.B., a federal savings bank and wholly owned subsidiary of ASB Hawaii.
“ASB Hawaii” has the meaning set forth in the preamble to this Agreement.
“ASB Hawaii Balance Sheet” means the consolidated balance sheet of ASB Hawaii and ASB, including the notes thereto, as of December 31, 2015, as presented in the Information Statement provided to Record Holders prior to the Distribution Time.
“ASB Hawaii Common Stock” has the meaning set forth in the recitals to this Agreement.

“Asset” means all assets, properties, claims and rights (including goodwill), whether real, personal or mixed, tangible or intangible, of every kind, nature and description, whether accrued, contingent or otherwise, whether held directly or indirectly through other Persons, wheresoever situated or located (including in the possession of third parties or elsewhere) and whether or not carried or reflected, or required to be carried or reflected, on the books and records or financial statements of any Person.
“Bank Assets” means, without duplication, the following Assets of either party or its Subsidiaries as of the Distribution Time:
(a)    the issued and outstanding equity interests in ASB;
(b)    all Assets included in or reflected on the ASB Hawaii Balance Sheet (it being understood that the ASB Hawaii Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included within Bank Assets pursuant to this clause (b) and clause (c) of this definition, and that the amount set forth on the ASB Hawaii Balance Sheet with respect to any Assets shall not be treated as minimums or limitations on the amount of such Assets that are included in the definition of Bank Assets under this clause (b) or clause (c) of this definition);
(c)    all other Assets, including Assets that became such after the date of the ASB Hawaii Balance Sheet, that are of a nature or type that would have resulted in such Assets being included as Assets on a consolidated balance sheet of ASB Hawaii, or any notes or subledgers thereto, prepared as of the Distribution Time and on a basis consistent with the determination of the Assets included on the ASB Hawaii Balance Sheet;
(d)    all rights, interests and claims under the Bank Contracts;
(e)    all rights, interests and claims to the Marks listed on Schedule 1.1;
(f)    all rights, interests and claims to the Bank Group Software; and
(g)    the Assets expressly allocated to a member of the Bank Group pursuant to this Agreement or any Ancillary Agreement;
provided, however, that, no Shared Policy shall be a Bank Asset.
“Bank Businesses” means: (a) the business, operations and activities of the “Bank” business of HEI (as described in HEI’s annual report on Form 10-K for the year ended December 31, 2015) conducted by and through ASB Hawaii and ASB and (b) any other business directly conducted by any member of the Bank Group as of or prior to the Distribution Time.
“Bank Contracts” means: (a) any Contract with respect to which the only Persons party thereto or with rights, benefits or obligations thereunder or whose Assets are bound thereby are members of the Bank Group and third parties unaffiliated with any member of the Utility Group; (b) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any Bank Group Employee or consultants to the Bank Group; and (c) any other Contract that is expressly contemplated pursuant to this Agreement or the Ancillary Agreements to be assigned to any member of the Bank Group.
“Bank Group” means ASB Hawaii, ASB and each Person that is an Affiliate of ASB Hawaii immediately after the Distribution Time; provided that this term does not include employees, officers, directors or other natural persons.
“Bank Group Employee” means any individual who, immediately prior to the Distribution Time, is either actively employed by, or then on an approved leave of absence from, any member of the Bank Group, and who is not primarily employed by any member of the Utility Group.
“Bank Group Software” means Software owned exclusively by, or (as between the Bank Group and the Utility Group) licensed exclusively to, one or more members of the Bank Group and not used by HEI or any of its Subsidiaries that are not members of the Bank Group.
“Bank Guarantee” means any Guarantee issued, entered into or otherwise put in place by any member of the Bank Group to support or facilitate, or otherwise in respect of, (a) the obligations of any member of the Utility Group or any of the Utility Businesses or (b) Contracts, commitments, Liabilities or permits of any member of the Utility Group or any of the Utility Businesses.
“Bank Indemnitees” means each member of the Bank Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.
“Bank Liabilities” means all of the following Liabilities of either Party or its Subsidiaries:
(a)    except as otherwise expressly provided in this Agreement or any Ancillary Agreement, all Liabilities arising out of or resulting from, or to the extent otherwise related to, the Bank Assets or any of the Bank Businesses;
(b)    all Liabilities included in or reflected on the ASB Hawaii Balance Sheet, subject to any discharge of such Liabilities after the date thereof, it being understood that the ASB Hawaii Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included within the definition of Bank Liabilities pursuant to this clause (b) and clause (c) of this definition, and the amounts set forth on the ASB Hawaii Balance Sheet with respect to any Liabilities shall not be treated as minimum or limitations on the amount of such Liabilities included in the definition of Bank Liabilities pursuant to this clause (b) or clause (c) of this definition;
(c)    all other Liabilities incurred or accrued by either Party or any of its Subsidiaries from the date of ASB Hawaii Balance Sheet to the Distribution Time that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a combined balance sheet of ASB Hawaii or any notes or subledgers thereto as of the Distribution

Time prepared on a basis consistent with the determination of the Liabilities included on the ASB Hawaii Balance Sheet;
(d)    all Liabilities attributable to claims made by third parties or by the directors, officers, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group or its Affiliates arising out of or resulting from, or otherwise to the extent relating to, any of the Bank Businesses, the Bank Assets or the other Liabilities set forth in clauses (a) and (b) of this definitions; and
(e)    any and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by ASB Hawaii or any other member of the Bank Group and all agreements, obligations and Liabilities of any member of the Bank Group under this Agreement or any of the Ancillary Agreements.
“Bank Policies” means all Insurance Policies, current or past, that are owned or maintained by or on behalf of HEI or any Subsidiary of HEI that relate exclusively to, and provide coverage exclusively in respect of, the Bank Businesses and which Insurance Policies are either maintained exclusively by ASB Hawaii or a member of the Bank Group or assignable to ASB Hawaii or a member of the Bank Group.
“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Honolulu, Hawaii.
“Businesses” means the Utility Businesses or the Bank Businesses, as applicable.
“Closing” has the meaning set forth in the Merger Agreement.
“Code” has the meaning set forth in the recitals to this Agreement.
“Confidential Information” means any and all information, whether in written, oral, electronic or other tangible or intangible forms:
(a)    concerning any Business and its assets, operations, affairs, employees, financial condition and prospects;
(b)    that is a trade secret under applicable trade secret or other Law or is required to be maintained in confidence by any Law or under any Contract;
(c)    constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; or
(d)    constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (c);

provided, however, that, with respect to the obligations of confidentiality and non-disclosure of a Party set forth in this Agreement, the term Confidential Information shall not include any such information that (i) is or becomes generally available to the public other than as a result of a disclosure by such Party or member of such Party’s Group, or any of their respective Representatives, in violation of this Agreement, (ii) is lawfully acquired after the Distribution Date by such Party or any member of such Party’s Group on a nonconfidential basis from a Person, other than a member of the other Party’s Group, who is not bound by a confidentiality agreement or otherwise under any contractual, legal or fiduciary obligation of confidentiality with respect to such information or (iii) is developed independently by such Party or member of such Party’s Group, or any of their respective Representatives, without use of or reference to any Confidential Information of a member of the other Party’s Group and without violating any of the provisions of this Agreement.
“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.
“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or any part of its property under applicable Law.
“Dispute Notice” has the meaning set forth in Section 10.2(b).
“Distribution” has the meaning set forth in the recitals to this Agreement.
“Distribution Agent” means Continental Stock Transfer and Trust Company.
“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the Board of Directors of HEI, subject to the terms of the Merger Agreement.
“Distribution Time” means the time at which the Distribution is effective on the Distribution Date.
“DPR” has the meaning set forth in Section 10.2 (d).
“DPR Rules” has the meaning set forth in Section 10.3(a).
“Effective Time” has the meaning set forth in the Merger Agreement.
“Employee Matters Agreement” means that certain Employee Matters Agreement, dated as of the date hereof, by and between HEI and ASB Hawaii.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means U.S. generally accepted accounting principles as applied by HEI as of the Distribution Date.

“Governmental Approval” means any consent, approval, permit or authorization from any Governmental Authority.
“Governmental Authority” means any federal, national, state or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational.
“Group” means either the Utility Group or the Bank Group, as the context requires.
“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.
“Hawaii Courts” has the meaning set forth in Section 12.15.
“HEI” has the meaning set forth in the preamble to this Agreement.
“HEI Assets” means all Assets owned by HEI or any of its Subsidiaries other than any Bank Assets.
“HEI Common Stock” has the meaning set forth in the recitals to this Agreement.
“HEI Liabilities” means all Liabilities of HEI or any of its Subsidiaries, other than any Bank Liabilities.
“Indebtedness” means, with respect to any specified Person, (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing and (i) any liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 9.6.
“Indemnifying Party” has the meaning set forth in Section 9.4.
“Indemnitee” means any Utility Indemnitee or any Bank Indemnitee.
“Indemnity Payment” has the meaning set forth in Section 9.6.
“Information Statement” means the information statement attached as an exhibit to the Registration Statement and any related documentation to be provided to holders of HEI Common Stock in connection with the Distribution, including any amendments or supplements thereto.
“Initial Merger” has the meaning set forth in the Merger Agreement.
“Insurance Policy” means any insurance policies and insurance Contracts, including fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage, together with all rights, benefits and privileges thereunder.
“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):
(a)    received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received from any captive insurance Subsidiary of the insured Person but including the net amounts received by such captive insurer from a third party in respect of any captive reinsurance arrangement; or
(b)    paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made by any captive insurance Subsidiary of the insured Person, on behalf of the insured but including the net amounts received by such captive insurer from a third party in respect of any captive reinsurance arrangement.
“Integrated Mergers” has the meaning set forth in the Merger Agreement.
“Intercompany Account” means any receivable, payable or loan solely between any member of the Utility Group, on the one hand, and any member of the Bank Group, on the other hand, that exists prior to the Distribution Time and is reflected in the records of the relevant members of the Utility Group and the Bank Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement. For avoidance of doubt, no checking or other deposit account of any member of the Utility Group maintained at ASB shall be deemed to be or give rise to an “Intercompany Account.”
“Intercompany Agreement” means any Contract, whether or not in writing, between or among any member of the Utility Group, on the one hand, and any member of the

Bank Group, on the other hand, entered into prior to the Distribution Date, but excluding (a) any Contract related to any checking or other deposit accounts of any member of the Utility Group maintained at ASB, (b) any Contract related to the sale of electricity by any member of the Utility Group to any member of the Bank Group and (c) any Contract to which a Person other than any member of the Utility Group or the Bank Group is also a party.
“Law” means any statute, law (state and federal, including common law and securities law and the law of any foreign jurisdictions), ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.
“Liabilities” means any and all Indebtedness, liabilities, obligations, guarantees, assurances, deficiencies, reimbursement obligations in respect of letters of credit or damages, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, whether reserved or unreserved or determined or determinable, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.
“Licensee Group” has the meaning set forth in Section 7.2(c).
“Licensor Group” has the meaning set forth in Section 7.2(c).
“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
“Marks” means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.
“Mediation Period” has the meaning set forth in Section 10.2(d).
“Merger Agreement” has the meaning set forth in the recitals to this Agreement.
“NextEra” has the meaning set forth in the recitals to this Agreement.
“NYSE” means the New York Stock Exchange.
“NYSE Listing Application” has the meaning set forth in Section 3.2(a).
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Pre-Distribution Claim” has the meaning set forth in Section 7.1(c).
“Pre-Distribution Occurrence-Based Policies” has the meaning set forth in Section 7.1(c).
“Prime Rate” means the rate of interest per annum published from time to time by The Wall Street Journal as the Wall Street Journal Prime Rate. Any change in the Prime Rate shall be effective from and including the date such change is first published.
“Record Date” means 5:00 p.m. (Eastern Time) on the date, to be determined by the Board of Directors of HEI, as the record date for determining the holders of HEI Common Stock entitled to receive shares of ASB Hawaii Common Stock in the Distribution.
“Record Holders” has the meaning set forth in Section 4.1.
“Registration Statement” means the registration statement on Form 10 of ASB Hawaii with respect to the registration under the Exchange Act of the ASB Hawaii Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.
“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“SEC” means the United States Securities and Exchange Commission.
“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever.
“Separation” means the transactions contemplated by Article II.
“Shared Policies” means all Insurance Policies, current or past, that are owned or maintained by or on behalf of HEI or any of its Subsidiaries (other than any member of the Bank Group) that relate to, and provide coverage in respect of, both the Utility Businesses and the Bank Businesses, provided, however, that Insurance Policies that are directors’ and officers’ liability insurance policies shall not be considered “Shared Policies.”
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, regardless of whether such programs run on a mainframe computer, server, personal computer, distributed hosts, mobile devices or other information processing devices, (b) databases, spreadsheets and compilations, including any and all data and collections of data, whether machine-readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons;

and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.
“Subsidiary” means, with respect to any specified Person, any Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is owned directly or indirectly by such first Person.
“Taxes” has the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” means that certain Tax Matters Agreement, dated as of the date hereof, by and between HEI and ASB Hawaii.
“Third-Party Claim” has the meaning set forth in Section 9.5(a).
“Transactions” means the Separation, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.
“Transition Period” has the meaning set forth in Section 7.2 (a).
“Utility Businesses” means: (a) the business, operations and activities of the “Electric utility” business of HEI (as described in HEI’s annual report on Form 10-K for the year ended December 31, 2015), which has been conducted primarily through Hawaiian Electric Company, Inc. and its operating utility subsidiaries, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and (b) any other business directly conducted by any member of the Utility Group as of or prior to the Distribution Time.
“Utility Group” means HEI and each Person, other than any member of the Bank Group, that is an Affiliate of HEI as of the Distribution Time or that is an Affiliate of HEI immediately after the Distribution Time (but prior to the Effective Time); provided that this term does not include employees, officers, directors or other natural persons.
“Utility Guarantee” means any Guarantee issued, entered into or otherwise put in place by any member of the Utility Group to support or facilitate, or otherwise in respect of, (a) the obligations of any member of the Bank Group or any of the Bank Businesses or (b) Contracts, commitments, Liabilities or permits of any member of the Bank Group or any of the Bank Businesses.
“Utility Indemnitees” means each member of the Utility Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.
“Utility Policies” means all Insurance Policies, current or past, that are owned or maintained by or on behalf of HEI or any Subsidiary of HEI that relate exclusively to the Utility Businesses and which Insurance Policies are either maintained by HEI or a member of the Utility Group or assignable to HEI or a member of the Utility Group.

Section 1.2    Interpretation. In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:
(a)    words used in the singular include the plural and words used in the plural include the singular;
(b)    the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(c)    the word “or” shall have the inclusive meaning represented by the phrase “and/or”;
(d)    unless the defined term “Business Days” is used, references to “days” refer to calendar days;
(e)    relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;
(f)    accounting terms used herein shall have meanings consistent with U.S. GAAP or U.S. federal bank regulatory accounting principles, as applicable;
(g)    all reference to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall be deemed references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules to this Agreement (or the applicable Ancillary Agreement), unless otherwise indicated;
(h)    the words “Agreement,” “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific Article, Section, paragraph or clause in which such word appears;
(i)    reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
(j)    reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;
(k)    references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;
(l)    a reference to any Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution, unless otherwise expressly indicated;
(m)    any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(n)    if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits or Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibits or Schedules; and
(o)    any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.
Section 1.3    Tax Matters. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Tax Matters Agreement. In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matter addressed in the Tax Matters Agreement, the Tax Matters Agreement shall prevail.
Section 1.4    Employee Matters. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to employee compensation and benefit plans and programs in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Employee Matters Agreement. In the case of any conflict between this Agreement and the Employee Matters Agreement in relation to any matter addressed in the Employee Matters Agreement, the Employee Matters Agreement shall prevail.
ARTICLE II
THE SEPARATION
Section 2.1    Transfers of Assets and Assumptions of Liabilities.
(a)Transfer of Bank Assets. Subject to Section 2.1(e)(i), effective immediately prior to the Distribution Time:
(i)HEI shall, or shall cause the applicable Subsidiary of HEI to, assign, convey, deliver and transfer to ASB Hawaii, or another member of the Bank Group designated by ASB Hawaii, all of HEI’s direct or indirect right, title and interest in and to any Bank Assets held, directly or indirectly, by HEI immediately prior to the Distribution Time; and
(ii)ASB Hawaii shall accept, and shall cause any other applicable member of the Bank Group to accept, from HEI or its applicable Subsidiary any such Bank Assets and all of HEI’s right, title and interest in, to and under such Bank Assets.
(b)Assumption of Bank Liabilities. Subject to Section 2.1(e)(i), effective immediately prior to the Distribution Time:

(i)HEI shall, or shall cause the applicable Subsidiary of HEI to, assign, convey, deliver or otherwise transfer to ASB Hawaii, or another member of the Bank Group designated by ASB Hawaii, any Bank Liabilities that are Liabilities of HEI or any Subsidiary of HEI immediately prior to the Distribution Time; and
(ii)ASB Hawaii shall accept and assume, and shall cause any other applicable member of the Bank Group to accept and assume, any such Bank Liabilities. ASB Hawaii and the members of the Bank Group shall be responsible for all Bank Liabilities, regardless of when or where such Bank Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Time, regardless of where or against whom such Bank Liabilities are asserted or determined (including any Bank Liabilities arising out of claims made by the respective directors, officers, employees, agents, stockholders, Subsidiaries or Affiliates of either Group against any member of either Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from negligence, recklessness, violation of Law, or any other cause by any member of either Group, or any of their respective directors, officers, employees or agents.
(c)Transfer of HEI Assets. Subject to Section 2.1(e)(i), effective immediately prior to the Distribution Time:
(i)ASB Hawaii shall, or shall cause the applicable Subsidiary of ASB Hawaii to, assign, convey, deliver and transfer, and shall cause any other applicable member of the Bank Group to assign, convey, deliver and transfer, to HEI or another member of the Utility Group designated by HEI, all of ASB Hawaii’s direct or indirect right, title and interest in and to any HEI Assets held by any member of the Bank Group immediately prior to the Distribution Time; and
(ii)HEI shall accept from ASB Hawaii, or any other applicable member of the Bank Group, any such HEI Assets and all of ASB Hawaii’s and any other applicable member of the Bank Group’s respective right, title and interest in, to and under such HEI Assets.
(d)Assumption of HEI Liabilities. Subject to Section 2.1(e)(i), effective immediately prior to the Distribution Time:
(i)ASB Hawaii shall, or shall cause the applicable Subsidiary of ASB Hawaii to, assign, convey, deliver or otherwise transfer, and shall cause any other applicable member of the Bank Group to transfer, to HEI any HEI Liabilities that are Liabilities of any member of the Bank Group immediately prior to the Distribution Time; and
(ii)HEI shall accept and assume any such HEI Liabilities. HEI and the members of the Utility Group shall be responsible for all HEI

Liabilities, regardless of when or where such HEI Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Time, regardless of where or against whom such HEI Liabilities are asserted or determined (including any HEI Liabilities arising out of claims made by the respective directors, officers, employees, agents, stockholders, Subsidiaries or Affiliates of either Group against any member of either Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from negligence, recklessness, violation of Law, or any other cause by any member of either Group, or any of their respective directors, officers, employees or agents.
(e)Deferred Transfers and Assumptions.
(i)Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities to the extent such transfer or assumption cannot occur without causing a violation of applicable Law. To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Distribution Time, the Parties will use their reasonable best efforts to effect such transfers or assumptions as promptly following the Distribution Time as practicable and, from and after the Distribution Time until such time as such Asset is transferred or such Liability is assumed, (A) the party retaining such Asset will thereafter hold such Asset for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and (B) the party intended to assume such Liability will pay or reimburse the party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the party retaining such Asset or Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law and subject to Section 2.1(e)(iii), treat such Asset or Liability in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by the party entitled to such Asset or by the party intended to assume such Liability in order to place such party, insofar as reasonably practicable, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Asset or Liability, are to inure from and after the Distribution Time to the party entitled to such Asset or intended to assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Distribution Time, each party will be deemed to have acquired beneficial ownership over all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or any applicable Ancillary Agreement.
(ii)If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of the transfer of any Asset or the deferral of the assumption of any Liability pursuant to Section 2.1(e)(i) are obtained or satisfied, the transfer or assumption of the applicable Asset or Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.
(iii)The party retaining any Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.1(e)(i) will not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced or agreed to be reimbursed by the party entitled to such Asset or the party intended to assume such Liability. The party retaining such Asset or Liability will use its reasonable best efforts to notify the party entitled to such Asset or intended to assume such Liability of the need for such expenditure.
(iv)The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Distribution Time and which is subject to the provisions of Section 2.1(e)(i), as owned by the party to which such Asset was intended to be transferred or by the party which was intended to assume such Liability, as the case may be, from and after the Distribution Time, and the Parties will not take any position inconsistent therewith unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer).
(f)Misallocated Assets and Liabilities.
(i)In the event that, at any time from and after the Distribution Time, HEI discovers that it or another member of the Utility Group is the owner of, receives or otherwise comes to possess or benefit from any Bank Asset or any other Asset that should have been allocated to a member of the Bank Group pursuant to this Agreement or any Ancillary Agreement (including the receipt of payments made pursuant to Bank Contracts and proceeds from accounts receivable with respect to such Asset, but excluding any deliberate acquisition of Assets from a member of the Bank Group for value subsequent to the Distribution Time), HEI shall promptly transfer, and shall cause any other applicable member of the Utility Group to promptly transfer, such Asset to ASB Hawaii, or another member of the Bank Group designated by ASB Hawaii, and ASB Hawaii shall accept, and shall cause any other applicable member of the Bank Group to accept, such Asset for no further consideration than that set forth in this Agreement and any applicable Ancillary Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 2.1(e)(i).
(ii)In the event that, at any time from and after the Distribution Time, HEI discovers that it or another member of the Utility Group is liable for any Bank Liability or any other Liability that should have been allocated to a member of the Bank Group pursuant to this Agreement or any Ancillary

Agreement (except in the case of any deliberate assumption of Liabilities from a member of the Bank Group for value subsequent to the Distribution Time), HEI shall promptly transfer, and shall cause any other applicable member of the Utility Group to promptly transfer, such Liability to ASB Hawaii, or another member of the Bank Group designated by ASB Hawaii, and ASB Hawaii shall assume, and shall cause any other applicable member of the Bank Group to assume, such Liability for no further consideration than that set forth in this Agreement and any applicable Ancillary Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.1(e)(i).
(iii)In the event that, at any time from and after the Distribution Time, ASB Hawaii discovers that it or another member of the Bank Group is the owner of, receives or otherwise comes to possess or benefit from any HEI Asset or any other Asset that should have been allocated to HEI or another member of the Utility Group pursuant to this Agreement or any Ancillary Agreement (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset, but excluding any deliberate acquisition of Assets from a member of the Utility Group for value subsequent to the Distribution Time), ASB Hawaii shall promptly transfer, and shall cause any other applicable member of the Bank Group to promptly transfer, such Asset to HEI, or another member of the Utility Group designated by HEI, and HEI shall accept, and shall cause any other applicable member of the Utility Group to accept, such Asset for no further consideration than that set forth in this Agreement and any applicable Ancillary Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 2.1(e)(i).
(iv)In the event that, at any time from and after the Distribution Time, ASB Hawaii discovers that it or another member of the Bank Group is liable for any HEI Liability or any other Liability that should have been allocated to a member of the Utility Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the Utility Group for value subsequent to the Distribution Time), ASB Hawaii shall promptly transfer, and shall cause any other applicable member of the Utility Group to promptly transfer, such Liability to HEI, or another member of the Utility Group designated by HEI, and HEI shall assume, and shall cause any other applicable member of the Utility Group to assume, such Liability for no further consideration than that set forth in this Agreement and any applicable Ancillary Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.1(e)(i).
(g)Instruments of Transfer and Assumption. The Parties agree that (i) transfers of Assets required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.
Section 2.2    Termination of Intercompany Agreements.
(a)Except as set forth in Section 2.2(b), HEI, on behalf of itself and each of the other members of the Utility Group, and ASB Hawaii, on behalf of itself and each of the other members of the Bank Group, hereby terminate, effective as of the Distribution Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement (including any provision thereof which purports to survive termination) will be of any further force or effect from and after the Distribution Time and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.3. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.
(b)The provisions of Section 2.2(a) shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Distribution Date and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):
(i)this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement); and
(ii)any confidentiality or non-disclosure agreements among any members of either Group or employees of any member of either Group.
Section 2.3    Settlement of Intercompany Accounts. Each Intercompany Account outstanding immediately prior to the Distribution Date will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the Utility Group and the Bank Group prior to or as promptly as reasonably practicable after the Distribution Time, in each case in the manner agreed to by the Parties.
Section 2.4    Replacement of Guarantees.
(a)The Parties shall cooperate and use their reasonable best efforts to arrange, effective at or prior to the Distribution Time, (i) at ASB Hawaii’s cost and expense, the replacement of all Utility Guarantees with alternate arrangements (including the removal of any security interest on or in any HEI Asset that may serve as collateral or security for any Utility Guarantee) that do not require any credit support from any member of the Utility Group, and shall use their reasonable best efforts to obtain from the beneficiaries of such Utility Guarantees written releases indicating that each applicable member of the Utility Group will, effective as of the Distribution Time, have no further Liability with respect to such Utility Guarantees and (ii) at HEI’s cost and expense, the replacement of all Bank Guarantees with alternate arrangements (including the removal of any security interest on or in any Bank Asset that may serve as collateral or security for any Bank Guarantee) that do not require any credit support from any member of the Bank Group, and shall use their reasonable best efforts to obtain from the beneficiaries of such Bank Guarantees written releases indicating that each applicable member of the Bank Group will, effective as of the Distribution Time, have no further Liability with respect to such Bank Guarantees. Without limiting the generality of the foregoing, to the extent required to obtain such replacement and written release, the obligated Party shall execute a guarantee agreement in the form of the existing Utility Guarantee or Bank Guarantee, as the case may be (except only for such representations, covenants or provisions with which such obligated Party cannot comply or could not reasonably avoid breaching), which agreement shall include the removal of any Security Interest on or in any Asset of the Party whose guarantee is being replaced.
(b)If, following the Distribution Date, the Parties are unable to replace any Utility Guarantee or any Bank Guarantee, (i) the Parties shall cooperate and continue to use their reasonable best efforts and otherwise comply with their obligations under Section 2.4(a) to replace such Guarantee with alternate arrangements that do not require any credit support from any member of (A) the Utility Group in the case of a Utility Guarantee or (B) the Bank Group in the case of a Bank Guarantee, and (ii) the Parties shall cooperate and use their reasonable best efforts to enter into an arrangement whereby (A) in the case of a Utility Guarantee, ASB Hawaii shall indemnify, defend and hold harmless each member of the Utility Group against, and reimburse each member of the Utility Group for, any Losses incurred following the Separation with respect to such Utility Guarantee or (B) in the case of a Bank Guarantee, HEI shall indemnify, defend and hold harmless each member of the Bank Group against, and reimburse each member of the Bank Group for, any Losses incurred following the Separation with respect to such Bank Guarantee.
ARTICLE III
CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION
Section 3.1    SEC and Other Securities Filings.
(a)    Prior to the date of this Agreement, the Parties prepared and filed the Registration Statement with the SEC.
(b)    The Parties shall use their respective reasonable best efforts to cause the Registration Statement to become effective as soon as reasonably practicable following the date of this Agreement.
(c)    As soon as practicable after the Registration Statement becomes effective, HEI shall provide the Information Statement to the Record Holders, either by mailing the Information Statement to the Record Holders or by mailing to the Record Holders a notice with instructions on how to access the Information Statement online.
(d)    The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby or in the Employee Matters Agreement.
(e)    The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” laws in connection with the Transactions.
Section 3.2    NYSE Listing Application.
(a)    Prior to the date of this Agreement, the Parties prepared and filed an application for the listing on the NYSE of ASB Hawaii Common Stock to be distributed to the Record Holders in the Distribution (the “NYSE Listing Application”).
(b)    The Parties shall use their reasonable best efforts to have the NYSE Listing Application approved, subject to official notice of distribution, as soon as reasonably practicable following the date of this Agreement.
(c)    HEI and ASB Hawaii shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
Section 3.3    Governmental Approvals and Consents; Satisfaction of Conditions. To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use their reasonable best efforts to obtain, or caused to be obtained, such Governmental Approval or Consent prior to the Distribution Time, and shall otherwise cooperate to cause the conditions to the Distribution set forth in Article V of this Agreement to be satisfied and to effect the Distribution at the Distribution Time.
Section 3.4    Ancillary Agreements. Prior to the Distribution Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the following agreements, in each case in a form reasonably acceptable to NextEra (collectively, the “Ancillary Agreements”):
(a)Tax Matters Agreement;
(b)Employee Matters Agreement; and
(c)such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.
Section 3.5    Governance Matters
(a)Articles of Incorporation and Bylaws. On or prior to the Distribution Date, the Parties shall take all necessary actions to adopt each of the amended and restated articles of incorporation and the amended and restated bylaws of ASB Hawaii, each substantially in the forms filed by ASB Hawaii with the SEC as exhibits to the Registration Statement.

(b)Officers and Directors. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of ASB Hawaii will be as set forth in the Information Statement.
(c)Certain Resignations. On or prior to the Distribution Date, (i) ASB Hawaii shall deliver, or cause to be delivered, to HEI resignations, effective as of or prior to the Distribution Time, of each individual who will be an employee, officer or director of any member of the Bank Group immediately after the Distribution and who is an employee, officer or director of any member of the Utility Group immediately prior to the Distribution from such position or positions with any member of the Utility Group and (ii) HEI shall deliver, or cause to be delivered, to ASB Hawaii resignations, effective as of or prior to the Distribution Time, of each individual who will be an employee, officer or director of any member of the Utility Group immediately after the Distribution and who is an employee, officer or director of any member of the Bank Group immediately prior to the Distribution from such position or positions with any member of the Bank Group.

ARTICLE IV
THE DISTRIBUTION
Section 4.1.Delivery to Distribution Agent. Subject to Section 5.1, on or prior to the Distribution Date, HEI will authorize the Distribution Agent, for the benefit of holders of record of HEI Common Stock as of the close of regular trading on the New York Stock Exchange on the Record Date (the “Record Holders”), to effect the book-entry transfer of such number of the outstanding shares of ASB Hawaii Common Stock as is necessary to effect the Distribution and will order the Distribution Agent to effect the Distribution at the Distribution Time in the manner set forth in Section 4.2.
Section 4.2.Mechanics of the Distribution. On the Distribution Date, HEI will direct the Distribution Agent to distribute, effective as of the Distribution Time, to each Record Holder, one share of ASB Hawaii Common Stock for every three shares of HEI Common Stock held by such Record Holder on the Record Date. All such shares of ASB Hawaii Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, HEI shall cause the Distribution Agent to deliver an account statement to each holder of ASB Hawaii Common Stock reflecting such holder’s ownership thereof. All of the shares of ASB Hawaii Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.
Section 4.3.Fractional Shares. Notwithstanding anything to the contrary herein, no fractional shares of ASB Hawaii Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of ASB Hawaii. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 4.3, would be entitled to receive a fractional share of ASB Hawaii Common Stock in the Distribution shall be paid cash, without any interest thereon, as hereinafter provided. HEI will direct the Distribution Agent to determine the number of whole shares and fractional shares of ASB Hawaii Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell a number of whole shares equal to the number of whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares shall occur as soon after the Distribution Time as practicable and as determined by the Distribution Agent. None of HEI, ASB Hawaii or the Distribution Agent shall guarantee any minimum sale price for the fractional shares of ASB Hawaii Common Stock. Neither HEI nor ASB Hawaii shall pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of HEI or ASB Hawaii.
Section 4.4.Unclaimed Stock or Cash. Any shares of ASB Hawaii Common Stock or cash in lieu of fractional shares with respect to ASB Hawaii Common Stock that remains unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to ASB Hawaii. ASB Hawaii shall hold all such shares and cash for the account of such Record Holders and all obligations to provide such shares of ASB Common Hawaii Stock and cash in lieu of fractional shares with respect to ASB Hawaii Common Stock shall be obligations solely of ASB Hawaii, subject to applicable escheat or other abandoned property laws. None of the Utility Indemnitees shall have any Liability with respect thereto and ASB Hawaii shall indemnify the Utility Indemnitees in accordance with Article IX hereof for all claims relating to such shares of ASB Hawaii Common Stock or cash so delivered to ASB Hawaii.
ARTICLE V
CONDITIONS
Section 5.1.Conditions Precedent to Consummation of the Transactions. None of the Transactions shall become effective unless the following conditions have been satisfied or, if permitted by applicable Law and subject to compliance with Section 12.4(b), waived by HEI at or before the Distribution Time:
(a)the Board of Directors of HEI shall have approved the Transactions, including the declaration of the Distribution, and not withdrawn such approval;
(b)the Registration Statement shall have become effective under the Exchange Act, and shall not be the subject of any stop order and no proceedings for that purpose shall have been initiated or overtly threatened by the SEC and not concluded or withdrawn;

(c)HEI shall have provided the Information Statement (and such other information concerning ASB Hawaii, the Bank Businesses, ASB Hawaii’s operations and management, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;
(d)all other actions and filings necessary or appropriate under applicable federal or state securities Laws and the rules and regulations of the NYSE in connection with the Transactions shall have been taken or made, and, where applicable, have become effective or accepted;
(e)HEI shall have received the written opinion from Skadden, Arps, Slate, Meagher & Flom LLP contemplated by Section 7.02(d) of the Merger Agreement;
(f)the shares of ASB Hawaii Common Stock to be distributed in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;
(g)each of the Ancillary Agreements shall have been duly executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements shall be in material breach of any such agreement;
(h)any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect;
(i)no preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and
(j)each of the other conditions to the Distribution and the Integrated Mergers set forth in Article VII of the Merger Agreement shall have been satisfied or, if permitted by applicable Law, waived, other than those conditions that by their nature are to be satisfied at the Closing, and each of NextEra and NEE Acquisition Sub II, Inc. shall have confirmed that they are ready, willing and able to consummate the Initial Merger promptly after the consummation of the Distribution.
Section 5.2.Right Not to Close. Subject to Section 12.4(b), Section 12.9 and the second sentence of Section 12.18, (a) each of the conditions set forth in Section 5.1 is for the sole benefit of HEI and shall not give rise to or create any duty on the part of HEI or the Board of Directors of HEI to waive or not waive any such condition; (b) the Board of Directors of HEI may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part; (c) any determination made by the Board of Directors of HEI concerning the satisfaction or waiver of any or all of the conditions in Section 5.1 will be conclusive and binding on the Parties; and (d) the satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of HEI to any other Person to effect any of the Transactions or in any way limit HEI’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.
ARTICLE VI
NO REPRESENTATIONS OR WARRANTIES
Section 6.1.DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.
Section 6.2.AS IS, WHERE IS. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

ARTICLE VII
CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS
Section 7.1.Insurance Matters.
(a)Policies and Rights Included Within Assets.
(i)The Bank Assets shall include (A) the Bank Policies and (B) any and all rights of any member of the Bank Group under each of the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of any members of the Bank Group contemplated by this Article VII. The rights under the Shared Policies allocated under this provision specifically include rights of indemnity and the right to be defended by or at the expense of the insurer: (x) with respect to all alleged wrongful acts, claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred prior to the Distribution Date by any Person in or in connection with the conduct of the Bank Businesses and (y) any other claim made against ASB Hawaii or any of its Subsidiaries that may arise out of an insured or insurable occurrence or wrongful act covered under one or more of such Shared Policies. Nothing in this clause shall be deemed to constitute (or to reflect) an assignment of the Shared Policies, or any of them, to any member of the Bank Group.
(ii)The HEI Assets shall include (A) the Utility Policies and (B) any and all rights of any member of the Utility Group under each of the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of any members of the Utility Group contemplated by this Article VII. The rights under the Shared Policies allocated under this provision specifically include rights of indemnity and the right to be defended by or at the expense of the insurer: (A) with respect to all alleged wrongful acts, claims, suits, Actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred prior to the Distribution Date by any Person in or in connection with the conduct of the Utility Businesses and (B) any other claim made against HEI or any of its Subsidiaries that may arise out of an insured or insurable occurrence or wrongful act covered under one or more of such Shared Policies.
(b)Shared Policies. HEI and ASB Hawaii hereby agree to use their respective reasonable best efforts to obtain separate Insurance Policies for ASB Hawaii on substantially similar terms as the Shared Policies, effective in each case prior to or on the Distribution Date (it being understood that ASB Hawaii shall be responsible for all premiums, costs and fees associated with any new Insurance Policies placed for the benefit of ASB Hawaii pursuant to this Section 7.1(b), which, for the avoidance of doubt, shall exclude any premiums, costs and fees associated with any run-off Insurance Policy obtained by HEI in connection with the Distribution).
(c)Occurrence-Based Policies Claims. (i) For any claim asserted against any member of the Bank Group after the Distribution Date arising out of an occurrence or Loss taking place prior to the Distribution Date (“Pre-Distribution Claim”), the applicable member of the Bank Group may access coverage under any occurrence-based Shared Policies issued or in place prior to the Distribution Time under which the applicable member of the Bank Group is insured (the “Pre-Distribution Occurrence-Based Policies”), to the extent such Pre-Distribution Occurrence-Based Policy provides such coverage to such member of the Bank Group and subject to the terms and conditions of such policies shall reasonably cooperate with the applicable member of the Bank Group in connection with the tendering of such Pre-Distribution Claims to the applicable insurer.
(d)Exceeding Policy Limits. In the event that a Pre-Distribution Claim relates to the same occurrence for which any member of the Utility Group is seeking coverage under a Pre-Distribution Occurrence-Based Policy, and the limits under the applicable Pre-Distribution Occurrence-Based Policy are not sufficient to fund all covered claims of the applicable member of the Utility Group and the applicable member of the Bank Group, amounts due under such Pre-Distribution Occurrence-Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.
(e)Retentions/Deductibles. For any Pre-Distribution Claim made after the Distribution Date against any Pre-Distribution Occurrence Based Policy, all amounts necessary to exhaust or otherwise satisfy all applicable retentions, deductibles or other amounts not covered by such policy shall be:
(i)paid by HEI to the extent such claim relates exclusively to the Utility Businesses;
(ii)paid by ASB Hawaii to the extent such claim relates exclusively to the Bank Businesses; or
(iii)for all other claims, paid by HEI and ASB Hawaii in the same proportion that the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Pre-Distribution Occurrence-Based Policy.
ASB Hawaii shall be permitted to determine whether to settle any claim for which ASB Hawaii is required to pay any applicable deductibles or retentions pursuant to Section 7.1(e)(ii). For the avoidance of doubt, any dispute between the Parties arising out of or related to this Section 7.1(e) shall be subject to the dispute resolution provisions of Article X.
(f)Copies of Policies. As soon as reasonably practical following the date of this Agreement, HEI shall provide to ASB Hawaii copies of all Bank Policies and all Shared Policies (and the expenses of doing so shall be shared equally by HEI and ASB Hawaii). At any time after the Distribution Date, HEI shall comply with reasonable requests of ASB Hawaii, at ASB Hawaii’s expense, for copies of all other relevant documents related to any Bank Policies or any Shared Policies (in each case, including without limitation, certificates of insurance, insurer quotes and documents provided to underwriters).
(g)No member of the Bank Group, in connection with making a claim under any insurance policy of HEI or any HEI Subsidiary pursuant to Section 7.1(c), shall take any action that is intended or would reasonably be likely to: (1) have a material and adverse impact on the relationship between HEI or any HEI Subsidiary, on the one hand, and the applicable insurance company, on the other hand; (2) result in the applicable insurance company terminating or reducing coverage or increasing the amount of any premium owed under the applicable insurance policy; or (3) otherwise materially compromise, jeopardize or interfere with the rights of HEI or any HEI Subsidiary under the applicable insurance policy.
(h)Continued Coverage. Notwithstanding anything to the contrary herein, the members of the Bank Group shall continue to be covered, to the extent applicable, under any Insurance Policies of HEI in effect and under which they are covered at the time of this Agreement until the Distribution Time.

Section 7.2.Signs; Use of Names.
(a)Except as otherwise expressly permitted in any Ancillary Agreement, prior to the end of the period beginning on the Distribution Date and ending thirty (30) days thereafter (the “Transition Period”), the Parties, each at their own expense, shall, and shall cause each member of their respective Groups to, cease all use of the Marks of the other Group and remove, strike over or otherwise obliterate any and all exterior and interior signs and identifiers on all public- and third-party-facing Assets owned or held by such Party or any member of its Group that display any Marks of the other Group. HEI hereby grants to ASB Hawaii and ASB Hawaii hereby grants to HEI, solely during the Transition Period, a non-exclusive, fully paid and royalty-free license to use each member of their Group’s respective corporate names and other Marks on existing vehicles, business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software, websites, email and other materials, systems and properties used in their respective businesses as of the Distribution Time. These rights are nontransferable, in whole or in part, except to an acquirer of all or substantially all of the Assets or equity interests of such Party. Notwithstanding the foregoing, HEI shall use its reasonable best efforts to cease use of and change all references to the Marks of ASB Hawaii and each other member of its Group and ASB Hawaii shall use its reasonable best efforts to cease use of and change all references to the Marks of HEI and each other member of its Group, in each case, as soon as practicable following the Distribution Time.
(b)Except as otherwise expressly permitted in any Ancillary Agreement or in Section 7.2(a), (i) without the prior written consent of HEI, ASB Hawaii shall not, and shall cause each other member of its Group not to, use or display the name or other Marks of any member of the Utility Group, including any variations thereof and any names or other Marks confusingly similar thereto or dilutive thereof and (ii) without the prior written consent of ASB Hawaii, HEI shall not, and shall cause each other member of its Group not to, use or display the name or other Marks of any member of the Bank Group, including any variations thereof and any names or other Marks confusingly similar thereto or dilutive thereof; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent any Party from (x) using the names of members of the other Group in public filings with Governmental Authorities, materials intended for distribution to either Party’s stockholders or any other communication in any medium that describes the relationship between the Parties and the other members of their respective Groups, including materials distributed to employees relating to the transition of employee benefit plans, or (y) making use of any Marks of any member of the other Group in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or that would otherwise be legally permissible for any unaffiliated third party without the consent of the Person owning such Mark.
(c)With respect to any and all use of the Marks of each Group (as “Licensor Group” for purposes of this Section 7.2) by the other Group (as “Licensee Group” for purposes of this Section 7.2) permitted under the license granted under Section 7.2(a): (i) all such use shall be on a non-exclusive basis at the Licensee Group’s sole risk, on an “as is, where is, with all faults” basis, (ii) all such use shall adhere to the quality control requirements in place as of the date of this Agreement, (iii) all goodwill arising from such use shall inure to the owning member of the Licensor Group and (iv) the Licensee Group shall acquire no proprietary rights in the Marks of the Licensor Group arising from such use.

Section 7.3.Mail and Other Communications.
(a)From time to time following the Distribution Date, a member of one Group may receive mail, packages and other communications properly belonging to a member of the other Group. Accordingly, at all times after the Distribution Date:
(i)ASB Hawaii authorizes each member of the Utility Group to open all mail, packages and other communications received by any member of the Utility Group and not unambiguously intended for a member of the Bank Group, subject to the confidentiality provisions and restrictions in Section 8.7, and to the extent that any such mail, package or other communication relates to Bank Businesses, HEI shall, or shall cause any other applicable member of the Utility Group to, promptly deliver such mail, package or other communication (or, in case the same relate to both Businesses, copies thereof) to ASB Hawaii; and
(ii)HEI authorizes each member of the Bank Group to open all mail, packages and other communications received by any member of the Bank Group and not unambiguously intended for a member of the Utility Group, subject to the confidentiality provisions and restrictions in Section 8.7, and to the extent that any such mail, package or other communication relates to Utility Businesses, ASB Hawaii shall, or shall cause any other applicable member of the Bank Group to, promptly deliver such mail, package or other communication (or, in case the same relate to both Businesses, copies thereof) to HEI.
(b)The provisions of this Section 7.3 are not intended to, and will not be deemed to, constitute an authorization by any party to permit the other to accept service of process on its behalf and no party is or will be deemed to be the agent of any other party for service of process purposes.

ARTICLE VIII
ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE
Section 8.1.Agreement for Exchange of Information.
(a)Subject to Section 8.1(b) and Section 8.1(c), and except as otherwise provided in any Ancillary Agreement:
(i) for a period of six (6) years following the Distribution Date, as soon as reasonably practicable after written request: (A) HEI shall afford to any member of the Bank Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Bank Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Utility Group immediately following the Distribution Date to the extent that the information contained therein relates to the Bank Businesses, the Bank Assets, the Bank Liabilities or

the employees or former employees of the Bank Businesses and (B) ASB Hawaii shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available to any member of the Utility Group and their authorized accountants, counsel and other designated representatives, or at the Utility Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Bank Group immediately following the Distribution Date to the extent that the information contained therein relates to the Utility Businesses, the HEI Assets, the HEI Liabilities or the employees or former employees of the Utility Businesses; and
(ii)for a period of two (2) years following the Distribution Date, as soon as reasonably practicable after written request: (A) to the extent that information or knowledge with respect to the Bank Businesses as of or prior to the Distribution Time is available through discussions with employees of any member of the Utility Group, HEI shall use commercially reasonable efforts to make such employees reasonably available to ASB Hawaii at a mutually convenient date and time during normal working hours to provide such information or knowledge and (B) to the extent that information or knowledge relating to the Utility Businesses as of or prior to the Distribution Time is available through discussions with employees of any member of the Bank Group, ASB Hawaii shall make such employees reasonably available to HEI to provide such information or knowledge;
provided, however, that in the event that ASB Hawaii or HEI, as applicable, determines that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information- or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided, further, that the six (6)-year period in Section 8.1(a)(i) or the two (2)-year period in Section 8.1(a)(ii), as applicable, shall be extended with respect to requests related to any third-party litigation or other dispute filed prior to the end of such period until such litigation or dispute is finally resolved.
(b)A request for information under Section 8.1(a) may be made only: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over such requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any action, suit or proceeding in which any member of the Utility Group is adverse to any member of the Bank Group, or vice versa), (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes or (iv) to comply with any obligations under this Agreement or any Ancillary Agreement.

(c)The party providing information pursuant to Section 8.1(a) shall only be obligated to provide such information in the form, condition and format in which it then exists and in no event shall such party be required to perform any improvement, modification, conversion, updating or reformatting of any such information.
(d)Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), ASB Hawaii shall use its reasonable best efforts to cooperate with any requests from any member of the Utility Group pursuant to Section 8.1(a) and HEI shall use its reasonable best efforts to cooperate with any requests from any member of the Bank Group pursuant to Section 8.1(a), in each case to enable the requesting party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.
Section 8.2.Ownership of Information. Any information owned by any party that is provided to a requesting party pursuant to Section 8.1(a) shall be deemed to remain the property of the providing party. Unless otherwise specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting party with respect to any such information.
Section 8.3.Compensation for Providing Information. A party requesting information pursuant to Section 8.1(a) agrees to reimburse the providing party for the reasonable expenses, if any, of creating, gathering, transporting and copying such information and otherwise complying with such request (including reasonable expenses in connection with any privilege review of such information or to recall and restore information from backup media).
Section 8.4.Retention of Records. To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for a period of six (6) years following the Distribution Date, except as otherwise required or agreed in writing, the Parties agree to use their commercially reasonable efforts to retain, or cause to be retained, all information in their, or any member of their Group’s, respective possession or control on the Distribution Date in accordance with the policies and procedures of HEI as in effect on the Distribution Date, to the extent such information relates to the other Party or such Party’s Business.
Section 8.5.Limitation of Liability. Neither Party shall have any Liability to the other Party (a) if any historical information exchanged or provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party that provided such information or (b) if any information is destroyed despite using commercially reasonable efforts to comply with the provisions of Section 8.4.
Section 8.6.Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request and subject to (a) mutual cooperation by the Parties relating to scheduling, travel requirements, alternative witnesses and otherwise to minimize any inconvenience to the witness associated with the following and (b) reimbursement by the requesting party of any out-of-pocket expenses incurred in connection therewith:
(a)ASB Hawaii shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Utility Group, the directors, officers, employees and agents of any member of the Bank Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to the business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding, by or before any Governmental Authority or any arbitration or mediation tribunal, in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the Bank Group is adverse to any member of the Utility Group; and
(b)HEI shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Bank Group, the directors, officers, employees and agents of any member of the Utility Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding, by or before any Governmental Authority or any arbitration or mediation tribunal, in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the Utility Group is adverse to any member of the Bank Group.
Section 8.7.Confidentiality.
(a)For a period of six (6) years following the Distribution Date, ASB Hawaii (on behalf of itself and each other member of the Bank Group) and HEI (on behalf of itself and each other member of the Utility Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to HEI’s and ASB Hawaii’s confidential and proprietary information pursuant to policies in effect as of the date hereof, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning the other Party and any of such other Party’s Affiliates without the prior written consent of such member of the other Group; provided that the Parties may disclose, or may permit disclosure of, such Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereunder and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, or (ii) to the extent the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process by any Governmental Authority or pursuant to applicable Law or stock exchange rules or (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, or other disclosures required by applicable Law or stock exchange rules. Notwithstanding the foregoing, in the event that any demand for disclosure of

Confidential Information is made pursuant to clause (ii) above, the Party being required to disclose Confidential Information concerning a member of the other Group shall promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained and the Party receiving the demand reasonably determines that its failure to disclose or provide such Confidential Information shall actually prejudice it, such Party may furnish, or cause to be furnished, only that portion of the Confidential Information that (as so advised by counsel) is legally required by lawful process or such Governmental Authority to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded to such information.
(b)Upon the written request of a member of a Group, ASB Hawaii or HEI, as applicable, shall take, or shall cause the applicable members of its Group to take, reasonable steps to promptly (i) deliver to the requesting party all original copies of Confidential Information (whether written or electronic) concerning the requesting party or any member of its Group that is in the possession of the non-requesting party or any member of its Group and (ii) if specifically requested by the requesting party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided that the non-requesting party shall not be obligated to destroy Confidential Information that is required by or relates to the business of the non-requesting party or any member of its Group or where such Confidential Information is subject to a litigation hold or other legal restriction on its destruction. Upon the written request of the requesting party, ASB Hawaii or HEI, as applicable, shall cause one of its, or another applicable member of its Group’s, duly authorized officers to certify in writing to the requesting party that the requirements of the preceding sentence have been satisfied in full.
Section 8.8.Privileged Matters.
(a)The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties and their Affiliates should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law. The Parties recognize that legal and other professional services will be provided following the Distribution Time that will be rendered solely for the benefit of ASB Hawaii and its Affiliates or HEI and its Affiliates, as the case may be.
(b)The Parties agree as follows:
(i)HEI shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with privileged information that relates solely to the Utility Businesses, whether or not the privileged information is in the possession of or under the control of HEI or an HEI Subsidiary or ASB Hawaii or an ASB Hawaii Subsidiary. HEI shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with privileged information that relates solely to any HEI Liabilities resulting from any lawsuits or other proceedings that are now pending or which may be asserted in the future, whether or not the privileged information is in the possession of or under the control of HEI or an HEI Subsidiary or ASB Hawaii or an ASB Hawaii Subsidiary.
(ii)ASB Hawaii shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with privileged information that relates solely to the Bank Businesses, whether or not the privileged information is in the possession of or under the control of HEI or an HEI Subsidiary or ASB Hawaii or an ASB Hawaii Subsidiary. ASB Hawaii shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with privileged information that relates solely to any Bank Liabilities resulting from any lawsuits or other proceedings that are now pending or which may be asserted in the future, whether or not the privileged information is in the possession of or under the control of HEI or an HEI Subsidiary or ASB Hawaii or an ASB Hawaii Subsidiary.
(iii)If the Parties do not agree as to whether certain information is privileged, then such information shall be treated as privileged, and the Party that believes that such information is privileged shall be entitled to control the assertion or waiver of all privileges and immunities in connection with such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article X to resolve any disputes as to whether any information relates solely to the Utility Businesses, solely to the Bank Businesses or to both Businesses.
(c)The Parties agree that they shall have a shared privilege or immunity, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges and immunities not allocated pursuant to the terms of Section 8.8(b). Subject to Section 8.8(d) and Section 8.8(e), ASB Hawaii may not waive, and shall cause each other member of the Bank Group not to waive, any privilege or immunity that could be asserted by a member of the Utility Group under any applicable Law, and in which a member of the Utility Group has a shared privilege, without the consent of HEI. Subject to Section 8.8(d) and Section 8.8(e), HEI may not waive, and shall cause each other member of the Utility Group not to waive, any privilege or immunity that could be asserted by a member of the Bank Group under any applicable Law, and in which a member of the Bank Group has a shared privilege or immunity, without the consent of ASB Hawaii.
(d)If a dispute arises between or among ASB Hawaii and HEI, or any members of their respective Groups, regarding whether a privilege or immunity should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party and shall not unreasonably withhold consent to any request for waiver by such Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group.

(e)Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information that such Party knows is subject to a shared privilege or immunity or as to which a member of the other Group (or any of its Subsidiaries) has, as between the Parties, the sole right hereunder to assert or waive a privilege or immunity, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other request that requires the production or disclosure of such privileged information, such Party shall promptly (by delivery of such notice no later than five (5) business days after such receipt) notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.
(f)Any furnishing of or access to any information pursuant to this Agreement is made in reliance on the agreement of the Parties set forth in Section 8.7 and in this Section 8.8 to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges or immunities. The access to information, the agreement to provide witnesses and individuals and the furnishing of notices and documents and other cooperative efforts contemplated by this Agreement, and the transfer of privileged information between the Parties and the members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege or immunity that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.
Section 8.9.Financial Information Certifications. In order to enable the principal executive officer or officers and principal financial officer or officers of each of the Parties to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within thirty (30) days following the end of any fiscal quarter during which ASB Hawaii was a Subsidiary of HEI, and within sixty (60) days following the end of any fiscal year during which ASB Hawaii was a Subsidiary of HEI, each Party shall provide, or cause to be provided by any other applicable member of its Group, a certification statement with respect to testing of internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees of the other Party, which certification shall, to the extent possible under the circumstances, be in substantially the same form as has been provided by officers or employees in certifications delivered prior to the Distribution Date (provided that such certification shall be made by the relevant Party or any other applicable member of its Group rather than individual officers or employees), or as otherwise agreed upon between the Parties.
ARTICLE IX
MUTUAL RELEASES; INDEMNIFICATION
Section 9.1.Release of Pre-Distribution Claims.
(a)Except as provided in Section 9.1(c), effective as of the Distribution Time, ASB Hawaii does hereby, for itself and, to the extent permitted by Law, each other Bank Indemnitee, remise, release and forever discharge each Utility Indemnitee, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Transactions.
(b)Except as provided in Section 9.1(c), effective as of the Distribution Time, HEI does hereby, for itself and, to the extent permitted by Law, each other Utility Indemnitee, remise, release and forever discharge each Bank Indemnitee from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Transactions.
(c)Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:
(i)any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of that Group under, this Agreement or any Ancillary Agreement;
(ii)any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought by third parties, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements;
(iii)any Liability arising from or relating to the sale, lease, provision or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by any member of the Utility Group from any member of the Bank Group, or by any member of the Bank Group from any member of the Utility Group;
(iv)any Liability provided in or resulting from any other Contract or understanding that is entered into after the Distribution Time between any member of the Utility Group, on the one hand, and any member of the Bank Group, on the other hand; or
(v)any Liability the release of which would result in the release of any Person other than an Indemnitee; provided that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

(d)ASB Hawaii shall not make, and shall not permit any other member of the Bank Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Utility Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). HEI shall not make, and shall not permit any member of the Utility Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Bank Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).
Section 9.2.Indemnification by ASB Hawaii. Except as otherwise specifically provided in this Agreement or any Ancillary Agreement, ASB Hawaii shall, and shall cause each other Appropriate Member of the Bank Group to, indemnify, defend and hold harmless the Utility Indemnitees from and against any and all Losses of the Utility Indemnitees relating to, arising out of or resulting from any of the following (without duplication):
(a)any Bank Liability, including the failure of any member of the Bank Group or any other Person to pay, perform or otherwise promptly discharge any Bank Liabilities in accordance with their respective terms, whether prior to, at or after the Distribution Time;
(b)any breach by any member of the Bank Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein;
(c)the conduct of any business, operation or activity by any member of the Bank Group from and after the Effective Time; and
(d)any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement (other than information regarding any member of the Utility Group provided by any member of the Utility Group in writing to ASB Hawaii expressly for inclusion in the Registration Statement or the Information Statement);
in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported, and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.2, “Appropriate Member of the Bank Group” means the member or members of the Bank Group, if any, whose acts, conduct or omissions or failures to act, or those of such member’s or members’ directors, officers, employees, agents or representatives, caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3.Indemnification by HEI. Except as otherwise specifically provided in this Agreement or any Ancillary Agreement, HEI shall, and shall cause each other Appropriate Member of the Utility Group to, indemnify, defend and hold harmless the Bank Indemnitees from and against any and all Losses of the Bank Indemnitees relating to, arising out of or resulting from any of the following (without duplication):
(a)any HEI Liability, including the failure of any member of the Utility Group or any other Person to pay, perform or otherwise promptly discharge any HEI Liabilities in accordance with their respective terms, whether prior to, at or after the Distribution Time;
(b)any breach by any member of the Utility Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein;
(c)the conduct of any business, operation or activity by any member of the Utility Group from and after the Effective Time; and
(d)any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, solely with respect to information regarding any member of the Utility Group provided by any member of the Utility Group in writing to ASB Hawaii expressly for inclusion in the Registration Statement or the Information Statement;
in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported, and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.3, “Appropriate Member of the Utility Group” means the member or members of the Utility Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.
Section 9.4.Notice of Direct Claims. An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification applicable to such Indemnitee under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.5) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. The Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article X, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
Section 9.5.Procedures for Indemnification.
(a)If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Such notice must describe the Third Party Claim in reasonable detail, to the extent known to the Indemnitee, or include copies of all notice and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.
(b)An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim; provided that the Indemnifying Party shall admit, prior to assuming such defense, that, if the facts presented with respect to such Third-Party Claim are true, then the Indemnifying Party shall be responsible for indemnifying the Losses that the Indemnified Party may incur or suffer arising out of, resulting from, in the nature of or caused by such Third-Party Claim, to the extent provided in this Article IX. Failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim. If the Indemnifying Party elects or is deemed pursuant to the immediately preceding sentence to elect not to assume such defense then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own cost and expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law (provided that the Parties have cooperated in good faith and taken all steps reasonably available to avoid the loss of such privilege or the violation of such Law, including by entering into any appropriate agreements or undertakings or by making appropriate modifications to the information disclosed so as to disclose as much of its relevant substance as possible).
(c)Notwithstanding anything to the contrary in this Section 9.5, in the event that an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third Party Claim taking into account the indemnification obligations hereunder or (v) the party making such Third Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s cost and expense, with counsel of such Indemnitee’s choosing, which counsel must be reasonably acceptable to the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law (provided, that the Parties have cooperated in good faith and taken all steps reasonably available to avoid the loss of such privilege or the violation of such Law, including by entering into any appropriate agreements or undertakings or by making appropriate modifications to the information disclosed so as to disclose as much of its relevant substance as possible). If the Indemnifying Party has assumed the defense of a Third Party Claim but the Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one firm of such counsel for all Indemnitees.
(d)No Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the consent of the other Party (not to be unreasonably withheld, conditioned or delayed), unless the settlement or compromise is solely for monetary damages, does not involve any findings of determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. If an

Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.
Section 9.6.Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use reasonable best efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use reasonable best efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment would reasonably be expected to result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use reasonable best efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use reasonable best efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.7.Indemnification Obligations Net of Benefits. The amount which an Indemnifying Party is required to pay to an Indemnitee will be (i) increased by an amount necessary to ensure that the amount nominally payable equals the net amount of the indemnity payment after taking into account any Taxes actually paid (including, for the avoidance of doubt, any Tax required to be deducted or withheld by the payor of such payment) or any Tax benefit actually lost in respect of or attributable to such indemnity payment and (ii) decreased by an amount necessary to ensure that the amount nominally payable equals the net amount of the indemnity payment, after taking into account any Tax benefits actually realized by the Indemnitee as a result of such indemnity payment or the circumstances giving rise thereto. Except with respect to any Indemnity Payment for Losses relating to a breach of the Tax Matters Agreement, which Indemnity Payments shall be treated in accordance with the Tax Matters Agreement, and to the extent permitted by Law, the Parties will treat any Indemnity Payment paid pursuant to this Article IX as a capital contribution made by HEI to ASB Hawaii or as a distribution made by ASB Hawaii to HEI, as the case may be, on the date of this Agreement.
Section 9.8.No Relief of Insurer Obligations. The Parties agree that an insurer or other third party that would otherwise be obligated to defend or make payment for any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit such Person would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof.
Section 9.9.Contribution. If the indemnification provided for in this Article IX is unavailable to, or is insufficient to hold harmless, an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of members of the Bank Group, on the one hand, and the members of the Utility Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. Solely for purposes of determining relative fault under this Section 9.9, (i) any fault associated with the ownership, operation or activities of the Banking Businesses prior to the Distribution Time shall be deemed to be the fault of the members of the Bank Group and (ii) any fault associated with the ownership, operation or activities of the Utility businesses prior to the Distribution Time shall be deemed to be the fault of the members of the Utility Group.
Section 9.10.Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
Section 9.11.Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.12.Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE X
DISPUTE RESOLUTION
Section 10.1.Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.
Section 10.2.Negotiation and Dispute Resolution.
(a)Except as otherwise provided in this Agreement or in any Ancillary Agreement, any controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement, or otherwise arising out of or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), shall be resolved in the manner provided in this Article X.
(b)Either Party may initiate negotiation of any Agreement Dispute among the Appointed Representatives by giving the other Party a written notice of the Agreement Dispute (a “Dispute Notice”). The Appointed Representatives shall negotiate in good faith for thirty (30) days from the date a Dispute Notice is received to settle any such Agreement Dispute.
(c)Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.
(d)If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, the Parties agree to seek to resolve such Agreement Dispute by mediation administered by Dispute Prevention & Resolution, Inc. (“DPR”) and its mediation rules, and to bear equally the costs of the mediation. If the Agreement Dispute has not been resolved through mediation within ninety (90) days after the initiation of a mediation proceeding with respect to such Agreement Dispute, or such longer period as the Parties may mutually agree in writing (the “Mediation Period”), each Party will be entitled to refer the dispute to arbitration in accordance with Section 10.3.
Section 10.3.Arbitration.
(a)If the Agreement Dispute has not been resolved for any reason during the Mediation Period, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the DPR under its Arbitration Rules (the “DPR Rules”), conducted in Honolulu, Hawaii. There shall be three arbitrators. Each Party shall appoint one arbitrator. The two Party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the DPR Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.3 will be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of Hawaii, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any Hawaii State or federal court. The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 9.12. The Parties will use their reasonable best efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable. Except as required by applicable Law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders or other arbitral decisions rendered by the arbitrators.
(b)The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to any of the Ancillary Agreements if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.
(c)Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

ARTICLE XI
TERMINATION
Section 11.1.Termination. This Agreement will terminate without further action by either Party at any time before the Distribution Time upon termination of the Merger Agreement in accordance with its terms. Notwithstanding anything to the contrary herein, except as set forth in the Merger Agreement, this Agreement and each of the Ancillary Agreements may be terminated and the Transactions may be amended, modified or abandoned, in each case, at any time prior to the Distribution Time by and in the sole discretion of HEI without the approval or consent of ASB Hawaii. After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.
Section 11.2.Effect of Termination. In the event of termination pursuant to Section 11.1 prior to the Distribution Time, neither Party shall have any Liability of any kind to the other Party or any other Person by reason of this Agreement.

ARTICLE XII
MISCELLANEOUS
Section 12.1.Further Assurances. Subject to the limitations or other provisions of this Agreement and any Ancillary Agreement, (a) each Party shall, and shall cause the other members of its Group to, use reasonable best efforts (subject to, and in accordance with applicable Law and the rules and regulations of the NYSE) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement and the Ancillary Agreements, including using reasonable best efforts to obtain satisfaction of the conditions precedent in Article V or in any Ancillary Agreement within its reasonable control and to perform all covenants and agreements herein or in any Ancillary Agreement applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement or any Ancillary Agreement, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation. In addition, each party to this Agreement shall designate one of its senior executives to be responsible for and to manage compliance by such party with its obligations under this Agreement, both prior to and at all times after the Distribution, and shall promptly provide the name and contact information of such designated senior executive, including any senior executive who may be designated in replacement thereof, to each of the other parties to this Agreement.
Section 12.2.Publicity. Prior to the Distribution Time, each of HEI and ASB Hawaii shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Transactions and prior to making any filings with any Governmental Authority with respect thereto.
Section 12.3.Payment of Expenses. Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, each Party will bear its own expenses (and the expenses of the other members of its Group) in connection with the Transactions.
Section 12.4.Amendments and Waivers.
(a)Subject to Section 11.1, neither this Agreement nor any of the Ancillary Agreements may be amended except by an agreement in writing signed by both Parties; provided, however, that prior to the consummation of the Integrated Mergers, no such writing signed by HEI shall be effective to amend any such agreement unless NextEra shall have delivered to HEI its prior written consent to such amendment.
(b)Any term or provision of this Agreement or of any Ancillary Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof, and any such waiver shall be validly and sufficiently given for the purposes of this Agreement or such Ancillary Agreement if it is in writing signed by an authorized representative of such Party; provided, however, that, notwithstanding any other provision of this Agreement, prior to the consummation of the Integrated Mergers, no such writing signed by HEI or an authorized representative of HEI shall be effective to waive any term or provision of this Agreement or of any Ancillary Agreement, unless NextEra shall have delivered to HEI its prior written consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed). No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.
Section 12.5.Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded in writing and properly payable that are not paid within thirty (30) days of the date of such bill, invoice or other written demand) shall accrue interest at a rate per annum equal to the then effective Prime Rate plus two percent (2%) (or the maximum legal rate, whichever is lower).
Section 12.6.Entire Agreement. This Agreement, the Ancillary Agreements and any Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and, without prejudice to the rights of NextEra set forth in the Merger Agreement, supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings, both written and oral, with respect to the subject matter hereof.
Section 12.7.Survival of Agreements. Except as otherwise expressly contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution Time and remain in full force and effect in accordance with their applicable terms.
Section 12.8.Changes in Law. If, due to any change in applicable Law or its interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby shall become impracticable or impossible, the Parties shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
Section 12.9.Third Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons, (c) as otherwise specifically provided in any Ancillary Agreement and (d) the consent rights of NextEra set forth herein (which shall be enforceable by NextEra as if it were a party hereto), this Agreement and the Ancillary Agreements are solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement or the Ancillary Agreements. Notwithstanding the foregoing, the Parties acknowledge and agree that the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements are being undertaken as part of an integrated transaction together with, and are conditioned on, the transactions contemplated by the Merger Agreement, and accordingly prior to the Effective Time HEI agrees to coordinate with NextEra in connection with the performance and interpretation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.
Section 12.10.Notices. All notices, requests, permissions, waivers and other communications hereunder or under any Ancillary Agreement shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or electronic transmission, provided that the facsimile or electronic transmission is promptly confirmed and any facsimile or electronic transmission received after 5:00 p.m. Hawaii-Aleutian Standard time shall be deemed received at 9:00 a.m. Hawaii-Aleutian Standard time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party, or such other address as may be specified by a Party by a notice given in the manner provided in this Section 12.10:

(a)	If to HEI or any other member of the Utility Group prior to the Effective Time of the Integrated Mergers:
Hawaiian Electric Industries, Inc.
1001 Bishop Street, Suite 2900
Honolulu, Hawaii 96813
Attention: Chet A. Richardson
Facsimile: (808) 203-1991
Email: crichardson@hei.com

(b)	If to HEI’s successor or any other member of the Utility Group following the Effective Time of the Integrated Mergers:
[•]
[•]
[•]
Attention: [•]
Facsimile: [•]
Email: [•]
(c)    If to ASB Hawaii or any other member of the Bank Group:
ASB Hawaii, Inc.
[•]
[•]
Attention: [•]
Facsimile: [•]
Email: [•]

Section 12.11.Counterparts; Electronic Delivery. This Agreement and the Ancillary Agreements may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement, any Ancillary Agreement or any other documents pursuant to this Agreement or any Ancillary Agreement by facsimile or other electronic means (including portable document format (.pdf)) shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.
Section 12.12.Severability. If any term or other provision of this Agreement, any Ancillary Agreement or any Exhibits or Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement and the Ancillary Agreements shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party or such Party waives its rights under this Section 12.12 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement and the Ancillary Agreements so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 12.13.Assignability; Binding Effect. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement or any Ancillary Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement or any Ancillary

Agreement without such consent shall be null and void. Notwithstanding the foregoing, a Party may assign this Agreement or any Ancillary Agreement in connection with a consolidation or merger transaction in which such Party is not the surviving entity or the sale or other transfer by such Party of all or substantially all of its Assets. If any Party or any of its successors or permitted assigns shall consolidate with or merge into any other Person and shall not be the surviving entity of such consolidation or merger or shall sell or otherwise transfer all or substantially all of its Assets, then, in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under this Agreement and each of the Ancillary Agreements, including the designation of a senior executive to be responsible for and to manage compliance by such successor with all of the obligations of such Party, and any successor thereto, under this Agreement as provided in Section 12.1, either by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. For the avoidance of doubt, any assignment of this Agreement or any Ancillary Agreement to a successor of HEI as a result of the Integrated Mergers contemplated by the Merger Agreement is expressly permitted and such successor of HEI shall assume all of the obligations of HEI under this Agreement and each of the Ancillary Agreements.
Section 12.14.GOVERNING LAW. THIS AGREEMENT AND THE ANCILLARY AGREEMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF HAWAII, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF HAWAII.
Section 12.15.Consent to Jurisdiction. Subject to the provisions of Article X, each of the Parties irrevocably submits to the exclusive jurisdiction of a court of competent authority in the State of Hawaii or any United States federal court located in the State of Hawaii (the “Hawaii Courts”), for the purposes of any suit, Action or other proceeding to compel arbitration or for provisional relief in aid of arbitration, and to the non-exclusive jurisdiction of the Hawaii Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail or receipted courier service to such Party’s respective address set forth in Section 12.10 shall be effective service of process for any Action, suit or proceeding in the Hawaii Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.15. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby in the Hawaii Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 12.16.Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement and the Ancillary Agreements were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article X, (b) provisional or temporary injunctive relief in accordance therewith in any Hawaii Court and (c) enforcement of any such award of an arbitral tribunal or a Hawaii Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.
Section 12.17.WAIVER OF JURY TRIAL. SUBJECT TO ARTICLE X, SECTION 12.15 AND SECTION 12.16, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING CONTEMPLATED BY SECTION 12.15 OF THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO AGENT, ATTORNEY OR OTHER REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.17.
Section 12.18.Construction. This Agreement and the Ancillary Agreements shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation based on an assertion that a Party drafted one or more provisions of this Agreement or any Ancillary Agreement shall be applied against either Party. Notwithstanding any other provision hereof, nothing in this Agreement or of any of the Ancillary Agreements, including any right of privilege of HEI hereunder, shall be deemed or construed to limit, reduce, modify, alter, supersede or excuse any obligation, agreement, covenant, responsibility or liability of HEI under the Merger Agreement. The Parties represent that this Agreement and the Ancillary Agreements are entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing in determining whether to enter into this Agreement and the Ancillary Agreements. The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement, the Ancillary Agreements and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s agents, attorneys or other Representatives, regarding this Agreement or any Ancillary Agreement, except to the extent such representations are expressly set forth or incorporated into this Agreement or any Ancillary Agreement.
Section 12.19.Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein or in any Ancillary Agreement to be performed by any Subsidiary or Affiliate of such Party. The Parties acknowledge that certain actions, agreements and obligations that certain of their Subsidiaries and Affiliates may be required to perform in connection with the performance of the Parties’ obligations under this Agreement or any Ancillary Agreement may require one or more Governmental Approvals, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary Governmental Approvals, which approvals each Party shall, and shall cause the applicable members of its respective Group to, use its reasonable best efforts to obtain.
Section 12.20.Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement or any Ancillary Agreement.
Section 12.21.Exhibits and Schedules. Any Exhibits and Schedules attached hereto or to any Ancillary Agreement are incorporated herein or therein by reference and shall be construed with and as an integral part of this Agreement or such Ancillary Agreement to the same extent as if the same had been set forth verbatim herein or therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed this Separation and Distribution Agreement effective as of the date first set forth above.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:    ______________________________
Name:
Title:

ASB HAWAII, INC.

By:    ______________________________
Name:
Title:

[Signature Page to Separation and Distribution Agreement]